Exhibit 10.169

NOTE EXCHANGE AGREEMENT

This Note Exchange Agreement (this “Agreement”) is entered into between The Immune Response Corporation, a Delaware corporation (the “Company”), and Cheshire Associates LLC, a Delaware limited liability company (“Cheshire”), as of April 29, 2005 (the “Effective Date”).

Whereas, this agreement documents a binding oral agreement entered into between the parties during the course of a Company board of directors meeting on April 29, 2005.

Reference in this Agreement to the “Notes” means only the following 8% Convertible Secured Promissory Notes made by the Company to Cheshire or to an affiliate or related party of Cheshire, each of which Notes is now beneficially owned (by original issuance or by assignment) by Cheshire:

		Currently Scheduled
Issuance (or	Outstanding
Reissuance) Date	Principal Amount	Maturity Date
May 3, 2002	$1,467,178	May 3, 2005*
December 10, 2002	278,320	July 30, 2005
November 12, 2002	4,847,608	November 12, 2005
November 15, 2002	200,000	November 15, 2005
November 20, 2002	200,000	November 20, 2005
November 27, 2002	215,000	November 27, 2005

*This Note is the “May Note.” All Notes other than the May Note are referred to, collectively, as the “Other Notes.”

Each Note was issued pursuant to a Note Purchase Agreement dated November 9, 2001 between the Company and Kevin Kimberlin Partners, L.P. (“KKP”), as amended by:

•	Amendment No. 1 dated February 14, 2002 among the Company, KKP and Oshkim Limited Partnership (“Oshkim”);

•	Amendment No. 2 dated May 3, 2002 among the Company, KKP and Oshkim; and

•	Amendment No. 3 dated July 11, 2002 among the Company, KKP, Oshkim and The Kimberlin Family 1998 Irrevocable Trust (the “Trust”);

(as so amended, the “Note Purchase Agreement”).

Reference in this Agreement to the “Warrants” means only the Warrants issued pursuant to the following Warrant Agreements of the Company with Cheshire or an affiliate or related party of Cheshire, each of which Warrants is now beneficially owned (by original issuance or by assignment) by Cheshire:

Issuance (or	Original Number of
Reissuance) Date	Exercisable Shares	Original Exercise Price
May 3, 2002	2,319,109	$2.156

November 12, 2002	4,243,354	1.428

November 15, 2002	174,581	1.432

November 20, 2002	184,638	1.354

November 27, 2002	264,518	1.016

December 10, 2002	187,851	1.852

The parties acknowledge that the closing sale price of the Company’s common stock on April 29, 2005, as reported by The Nasdaq Stock Market, was $0.70.

1. The Company shall forthwith pay in cash all accrued interest on all of the Notes, including the May Note, up through the Effective Date in the amount of $1,339,534.

2. Cheshire shall forthwith after (and subject to) such interest payment being made convert the May Note into 1,006,986 shares of common stock of the Company, in accordance with the current terms of the May Note. This Agreement shall constitute notice of conversion, and no further notice of conversion is required. Cheshire agrees to return the original May Note to the Company for cancellation.

3. All Other Notes are hereby exchanged for a new 8% Convertible Secured Promissory Note, dated as of the Effective Date, having a May 31, 2007 maturity date, a principal amount of $5,740,928 and, except as set forth herein, otherwise with the same terms, rights and conditions as the Other Notes (the “2007 Mortgage Note”), including, without limitation, the same registration rights, and as provided in the Note Purchase Agreement. The Company agrees to promptly deliver the 2007 Mortgage Note to Cheshire against return of the Other Notes to the Company for cancellation. The 2007 Mortgage Note shall have no scheduled actual payments of principal or interest until its maturity date, all consistent with Section 3.3 of the Note Purchase Agreement. The initial conversion price of the 2007 Mortgage Note shall be $0.70, subject to possible further adjustment pursuant to the current provisions of the respective Other Notes and the Note Purchase Agreement; provided, however, that in no event shall any such further adjustment occur as a result of the next PIPES financing of the Company. Except as expressly set forth herein, each security document pertaining to the Other Notes and the Note Purchase Agreement remain unchanged and in full force and effect, and the 2007 Mortgage Note shall be secured by the same security interests in the same collateral and with the same priority as those of the Other Notes immediately before this Agreement.

4. The exercise price of each of the Warrants is hereby changed to $0.70 per share, subject to possible further adjustment pursuant to the current provisions of the Warrants; provided, however, that in no event shall any such further adjustment occur as a result of the next PIPES financing of the Company. The number of shares of Company common stock for which the respective Warrants are exercisable as of immediately before this Agreement shall not be increased as a result of such change of the exercise price to $0.70, and $0.70 shall be the new baseline Exercise Price for any further changes in exercise price (and for any corresponding future increases in the number of exercisable shares). Except as expressly set forth herein, each respective Warrant and Warrant Agreement remains unchanged and in full force and effect.

5. This Agreement and the changes effected hereby shall cause no antidilution adjustment or other effect of any kind on any Company securities beneficially owned by Cheshire other than the Notes and the Warrants. To that extent, the terms of each of such other securities are hereby amended. To the extent such amendment is impossible or impractical, Cheshire hereby waives the benefit of such adjustment or other effect, for itself and for its successors and assigns, and reverts and relinquishes such rights to the Company.

6. If the Company privately issues a debt security followed soon thereafter by a private equity financing, or engages in another sort of multi-step private financing, it shall be deemed a single integrated PIPES financing for the purposes of this Agreement.

7. The Company and Cheshire agree that, if and when so required by The Nasdaq Stock Market, they will enter into a letter agreement, with regard to the incremental shares hereafter underlying the Mortgage Note and the Warrants, of like tenor as the letter agreement dated August 8, 2002 among Oshkim, the Trust and the Company (Exhibit 10.102 to the Company’s Form 10-Q filed on November 19, 2002).

8. This Agreement may not be amended or waived except in a writing signed by both parties. Both parties agree to cooperate and to do all acts and sign all documents necessary or desirable in order to more perfectly evidence or effectuate the intent of this Agreement. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any pre-Effective-Date understandings, agreements, or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

THE IMMUNE RESPONSE CORPORATION

By: /s/ John N. Bonfiglio

Chief Executive Officer

CHESHIRE ASSOCIATES LLC

By: /s/ Kevin B. Kimberlin

Nonmember Manager